Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Tania Almond	Denise DesChenes/Dan Gagnier
Investor Relations	Citigate Sard Verbinnen
410-528-7555	212-687-8080

NeighborCare Reports Second Quarter Fiscal 2005 Results;

Revenues Grow 13.5% Year-Over-Year;

Total Beds Served Up 13.0% Year-Over-Year;

NeighborCare Signs Definitive Agreement to Acquire an Additional 10,000 Beds

BALTIMORE, MD – (May 4, 2005) – NeighborCare, Inc. today announced its results for the second quarter of fiscal 2005 ended March 31, 2005.  Net revenues in the quarter totaled $404.7 million compared with $356.6 million last year, a 13.5% increase.  Net revenues for the year to date period were up 14.6% to $796.7 million from $695.0 million.

For the quarter, income from continuing operations was $9.7 million, or $0.22 per diluted share.  In the same quarter of the prior year, income from continuing operations was $8.2 million, or $0.19 per diluted share.  Income from continuing operations for the quarter ended March 31, 2005 includes an unusual charge totaling $1.4 million before taxes ($0.8 million after taxes or $0.02 per diluted share) predominately related to state Medicaid audits related to prior periods which were a direct charge to gross profit for the quarter.  In addition, income from continuing operations for the current quarter includes the effect of expenses incurred in connection with the unsolicited tender offer to purchase all of our outstanding common stock, as well as adjustments for certain strategic planning, severance and other operating items together aggregating $0.7 million.  Income from continuing operations for the quarter ended March 31, 2004 includes certain strategic planning, severance and other operating items aggregating $2.0 million.  For the current year to date period,   income from continuing operations was $19.4 million or $0.43 per diluted share.  For the prior year to date period, loss from continuing operations was ($5.9) million or ($0.14) per diluted share.

NeighborCare’s income from continuing operations, excluding the charges and adjustments noted above and an adjustment to a 40% effective tax rate, was $11.2 million, or $0.25 per diluted share for the current quarter.  In the same quarter of the prior year, income from continuing operations adjusted for certain strategic planning, severance and other operating items and including an adjustment to a 40% tax rate was $10.2 million, or $0.23 per diluted share.  For the current year to date period, adjusted income from continuing operations was $21.6 million or $0.48 per diluted share compared to $19.4 million or $0.44 per diluted share in the prior year to date period.  (See Table 3 in “Financial Highlights” on page 6 for a reconciliation of income from continuing operations to income from continuing operations, as adjusted).

Adjusted EBITDA for the quarter ended March 31, 2005 was $32.4 million compared with adjusted EBITDA of $28.7 million for the same period last year or an increase of 13.1%.  For the current year to date period, adjusted EBITDA was $62.8 million compared to $54.3 million in the prior year to date period or an increase of 15.7%.  (See Table 2 in “Financial Highlights” on page 6 for a reconciliation of income (loss) from continuing operations to EBITDA and adjusted EBITDA).

John J. Arlotta, NeighborCare’s Chairman, President and CEO, said “I am pleased to report that NeighborCare recorded strong performance for our second quarter of 2005 in line with the indications I provided on our last earnings call. Despite start-up expenses for our new drug repack facility and continued pricing pressures, on a sequential basis we were able to maintain our adjusted gross margins for the quarter and through our cost control program, adjusted EBITDA margin improved.”

Arlotta added, “I am also pleased to announce today our most recent acquisition of Primecare Pharmacy in Los Angeles, California, a 10,000 bed institutional pharmacy which is an outstanding add-on to our existing business in southern California.  This acquisition brings our total beds served to almost 300,000 and solidifies us as the second largest provider in the institutional pharmacy industry today.  Importantly, this bed count demonstrates our continued success in growing our business both organically and through acquisitions.”

At March 31, 2005, NeighborCare served 289,362 beds.  Organic net bed growth for the quarter totaled 671 beds.  Bed counts ending March 31, 2004 and December 31, 2004 were 255,990 and 287,249, respectively.  Average revenue per bed per month for the quarter ended March 31, 2005 was $415 compared to $406 for the same quarter of the prior year.

Quarterly Results Review

Introductory Note.  Net revenues and cost of revenues do not include intersegment revenues and related cost of revenues with Genesis Healthcare Corporation (GHC) for periods prior to the spin-off (October 1, 2003 through December 1, 2003).  GAAP requires that intersegment revenues from GHC for periods prior to the spin-off be eliminated in consolidation and that the associated gross profit be included in NeighborCare’s discontinued operations.  For comparison purposes, the presentation of adjusted net revenues, cost of revenues and gross margin reflects the adjustment to include the intersegment transactions as these transactions with GHC are and will continue to be reflected in continuing operations in all periods subsequent to December 1, 2003.    NeighborCare accounts for discontinued operations, including assets distributed, under the provisions of Statement of Financial Accounting Standards, No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).  Under SFAS 144, discontinued businesses including assets distributed are removed from the results of continuing operations and presented as a separate line on the statement of operations.  Adjusted net revenues and gross margin also reflect an adjustment to add back the current quarter charges related to state Medicaid audits.  (See Reconciliation Table 1 in “Financial Highlights” on page 6).

Revenues.  Net revenues in the quarter increased $48.1 million, or 13.5%, to $404.7 million from $356.6 million in the year ago quarter.  This was principally driven by growth in revenue of the Company’s institutional pharmacy segment of approximately $47.1 million, or 15.5% over the same period in the prior year.  This growth was driven by an increase in bed census, as well as increased drug trend partially offset by certain state Medicaid reimbursement reductions and competitive price reductions.

Cost of revenues.  Cost of revenues in the quarter increased by $39.0 million, or 13.8%, to $321.3 million from $282.3 million in the year ago quarter.  Increases in delivery costs - including fuel, labor costs and insurance - were partially offset by reduced labor costs due to pharmacy consolidations and process improvement initiatives.

Gross margin.  Gross margin in the quarter declined to 20.6% from 20.9% last year.  This reduction is primarily due to the charge recorded related to the state Medicaid audits.  On an adjusted basis, gross margin remained constant at 20.9%.

Selling, general and administrative (SG&A).  SG&A in the current quarter increased $8.9 million to $60.5 million from the year ago level of $51.6 million.  The primary reason for the increase in SG&A is acquisitions, increased salary and wages expense due to the creation of corporate functions after the spin-off of GHC, the expensing of restricted stock granted to employees, increased depreciation expense, and costs incurred in connection with Sarbanes-Oxley compliance.   As a percentage of adjusted net revenues, SG&A was 14.9% compared to 14.5% for the same period in the prior year.

Liquidity and capital resources.  NeighborCare ended the quarter with $27.3 million of cash and $263.0 million of working capital.

Outlook

NeighborCare today commented on the Company’s previously issued fiscal 2005 guidance. Revenues are expected to be toward the middle of the original range of $1.55-$1.725 billion for 2005 or approximately $1.6 billion.  Adjusted EBITDA and adjusted earnings per share, which in each case exclude one time charges and special items, are now expected to be approximately $132 million and $1.02 per share, respectively.  One-time charges or special items would reduce net income, EBITDA and net income per share.  We are not able to reasonably forecast such charges or items at this time and accordingly have not provided an estimate of their impact on net income, EBITDA or net income per share nor an estimate of net income.  (See reconciliation in “Earnings Outlook for the Fiscal Year Ended September 30, 2005” on page 9)

Conference Call

NeighborCare will host a conference call and webcast at 10:00 a.m. Eastern Time on May 5, 2005 to discuss results for the second fiscal quarter.  The conference call information follows:

Toll-Free Number:  (888) 240-0264

Toll Number:  (706) 679-5757

Leader:  John Arlotta

Conference ID:  5738227

Investors can also access the conference live via webcast through NeighborCare’s web site at http://www.neighborcare.com/investor/earnings.cfm, where a replay of the call will also be posted.

About NeighborCare, Inc.

NeighborCare, Inc. (NASDAQ: NCRX) is one of the nation’s leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings.  NeighborCare also provides infusion therapy services, home medical equipment, respiratory therapy services, community-based retail pharmacies and group purchasing. In total, NeighborCare’s operations span the nation, providing pharmaceutical services in 34 states and the District of Columbia.  Visit our website at www.neighborcare.com.

Statements made in this document, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may”, “target” and similar expressions. Such forward looking statements include, without limitation, statements regarding the effect of the spin-off on our operations, expected changes in reimbursement rates and inflationary increases in state Medicaid rates, expected bed count, expected SG&A expense, anticipated restructuring charges, our anticipated results of operations for fiscal 2005 and estimates of timing and costs savings related to cost improvement initiatives.  Factors that could cause actual results to differ materially include, but are not limited to, the following: our ability, and the ability of our customers, to comply with Medicare or Medicaid reimbursement regulations or other applicable laws, changes in the reimbursement rates or methods of payment from Medicare and Medicaid, or the implementation of other measures to reduce the reimbursement for our services and the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, changes in pharmacy legislation and payment formulas, the impact of federal and state regulations, competition in our businesses, the impact of Omnicare, Inc.’s unsolicited tender offer to acquire all of our outstanding common stock, competition for qualified management and pharmacy professionals, the impact of investigations and audits relating to alleged violations of federal and/or state regulations, changes in the acuity of patients, payor mix and payment methodologies, further consolidation of managed care organizations and other third party payors, the effect of the expiration or termination of certain service and supply contracts, changes in or our failure to satisfy pharmaceutical manufacturers’ rebate programs, an economic downturn or changes in the laws affecting our business in those markets in which we operate, the impact of acquisitions, and our ability to integrate acquired businesses, on our operations and finances, our ability to control operating costs and generate sufficient cash flow to meet operational and financial requirements, our ability, and the ability of our subsidiary guarantors, to fulfill debt obligations, our covenants and restrictions contained in financing agreements which limit our discretion in the operation of our business, our charter documents and the Pennsylvania Business Corporation Law of 1988, as amended, which could delay or prevent a change of control, availability of financial and other resources to us after the spin-off of GHC, operating inefficiencies and higher costs after the spin-off of GHC, federal income tax liabilities and indemnification obligations related to the spin-off of GHC, conflicts of interest as a result of our continuing relationship with GHC after the spin-off, the ability of GHC, as our largest customer, to operate as a separate entity and acts of God or public authorities, war, civil unrest, terrorism, fire, floods, earthquakes and other matters beyond our control.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control.  We caution investors that any forward-looking statements made by us are not guarantees of future performance.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

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NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004

Net revenues	$404,706	$356,646	$796,706	$695,040
Cost of revenues	321,329	282,285	631,063	544,256
Gross profit	83,377	74,361	165,643	150,784

Selling, general and administrative	60,518	51,599	120,164	108,635
Strategic planning, severance and other operating items	(64)	2,037	455	42,701
Takeover defense expenses	785	—	1,557	—
Operating income (loss)	22,138	20,725	43,467	(552)

Interest expense, net	4,498	4,553	8,529	10,207
Other expense	1,173	1,225	2,301	2,317

Income (loss) before income tax provision (benefit)	16,467	14,947	32,637	(13,076)
Income tax provision (benefit)	6,782	6,731	13,250	(7,143)

Income (loss) from continuing operations	9,685	8,216	19,387	(5,933)
Income from discontinued operations, net of taxes	—	—	—	8,435

Net income	$9,685	$8,216	19,387	2,502

Per common share data
Basic
Income (loss) from continuing operations	$0.22	$0.19	$0.44	$(0.14)
Income from discontinued operations	$—	$—	$—	$0.20
Net income	$0.22	$0.19	$0.44	$0.06
Weighted average shares outstanding	43,838	43,640	43,823	42,010

Diluted
Income (loss) from continuing operations	$0.22	$0.19	$0.43	$(0.14)
Income from discontinued operations	$—	$—	$—	$0.20
Net income	$0.22	$0.19	$0.43	$0.06
Weighted average shares outstanding	44,688	43,957	44,649	42,010

NEIGHBORCARE, INC.

SEGMENT INFORMATION

(Unaudited)

(in thousands)	Institutional Pharmacy	Corporate and Other	Consolidated
Three months ended March 31, 2005
Net revenues	$350,344	$54,362	$404,706
Gross profit	$67,206	$16,171	$83,377
Operating income (loss)	$33,344	$(11,206)	$22,138

Three months ended March 31, 2004
Net revenues	$303,256	$53,390	$356,646
Gross profit	$57,704	$16,657	$74,361
Operating income (loss)	$28,521	$(7,796)	$20,725

Six months ended March 31, 2005
Net revenues	$688,176	$108,530	$796,706
Gross profit	$132,705	$32,938	$165,643
Operating income (loss)	$66,394	$(22,927)	$43,467

Six months ended March 31, 2004
Net revenues	$585,047	$109,993	$695,040
Gross profit	$115,818	$34,966	$150,784
Operating income (loss)	$55,094	$(55,646)	$(552)

Total assets as of
March 31, 2005	$282,235	$605,187	$887,422
September 30, 2004	$217,969	$631,439	$849,408

Note:  Reference Table 1 of the Financial Highlights section for intersegment adjustments and special charges which impact only the institutional pharmacy segment.

NEIGHBORCARE, INC.

FINANCIAL HIGHLIGHTS

(Unaudited)

Table 1 - Reconciliation of net revenues, cost of revenues, gross profit and gross margin, each as adjusted

(in thousands)

	Three Months Ended			Six Months Ended
	31-Mar-05	31-Mar-04	31-Dec-04	31-Mar-05	31-Mar-04
Net revenues - as reported	$404,706	$356,646	$392,000	$796,706	$695,040
Add back:
Intersegment revenues with Genesis HealthCare	—	—	—	—	13,013
Unusual charge	1,400	—	—	1,400
Net revenues - as adjusted	$406,106	$356,646	$392,000	$798,106	$708,053
Cost of revenues - as reported	$321,329	$282,285	$309,734	$631,063	$544,256
Add back:
Intersegment cost of revenues for Genesis HealthCare	—	$—	—	$—	$10,332
Cost of revenues - as adjusted	$321,329	$282,285	$309,734	$631,063	$554,588

Gross Margin $ - as adjusted	$84,777	$74,361	$82,266	$167,043	$153,465
Gross Margin % - as adjusted	20.9%	20.9%	21.0%	20.9%	21.7%

Table 2 - Reconciliation of income (loss) from continuing operations, as reported, to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended			Six Months Ended
	31-Mar-05	31-Mar-04	31-Dec-04	31-Mar-05	31-Mar-04
Income (loss) from continuing operations - as reported	$9,685	$8,216	$9,702	$19,387	$(5,933)
Add back (deduct):
Other expense	1,173	1,225	1,128	2,301	2,317
Income tax provision (benefit)	6,782	6,731	6,468	13,250	(7,143)
Interest expense, net	4,498	4,553	4,031	8,529	10,207
Depreciation and amortization	8,182	5,912	7,697	15,879	12,156
EBITDA	$30,320	$26,637	$29,026	$59,346	$11,604
Add back:
Unusual charge	1,400	—	—	1,400	—
Strategic planning, severance and other operating items	(64)	2,037	519	455	42,701
Takeover defense expenses	785	—	772	1,557	—
Adjusted EBITDA	$32,441	$28,674	$30,317	$62,758	$54,305

Table 3 - Reconciliation of income (loss) from continuing operations, as reported, to income from continuing operations, as adjusted
(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	31-Mar-05	31-Mar-04	31-Dec-04	31-Mar-05	31-Mar-04
Income (loss) from continuing operations - as reported	$9,685	$8,216	$9,702	$19,387	$(5,933)
Add back (deduct):
Intersegment revenues with Genesis HealthCare	—	—	—	—	13,013
Intersegment cost of revenues for Genesis HealthCare	—	—	—	—	(10,332)
Unusual charge	1,400	—	—	1,400	—
Strategic planning, severance and other operating items	(64)	2,037	519	455	42,701
Takeover defense expenses	785	—	772	1,557	—
Tax impact of items added back above to 40% effective tax rate	(653)	(63)	(516)	(1,170)	(20,065)
Income from continuing operations - as adjusted	$11,153	$10,190	$10,477	$21,629	$19,384
Income from continuing operations - as adjusted per share - basic	$0.25	$0.23	$0.24	$0.49	$0.46
Weighted average shares - basic	43,838	43,640	43,809	43,823	42,010
Income from continuing operations - as adjusted per share - diluted	$0.25	$0.23	$0.24	$0.48	$0.44
Weighted average shares - diluted	44,688	43,957	44,545	44,649	43,875

Notes:

•  Adjusted EBITDA is a non-GAAP financial measure that management considers, along with GAAP measures, when evaluating the Company’s operating performance.  Adjusted EBITDA is reconciled to the most directly comparable GAAP financial measure.

•  Income from continuing operations - as adjusted is a non-GAAP financial measure that management considers, along with GAAP measures, when evaluating the Company’s operating performance. This non-GAAP financial measure is reconciled to the most directly comparable GAAP financial measure.

NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31, 2005	December 31, 2004	September 30, 2004
ASSETS
Current assets
Cash and cash equivalents	$27,316	$21,092	$81,923
Accounts receivable, net	265,557	253,015	230,903
Inventories	69,779	73,873	64,111
Prepaid expenses and other current assets	43,906	41,026	40,046
Total current assets	406,558	389,006	416,983
Property, plant and equipment, net	95,600	91,207	84,215
Other long-term assets	21,343	20,735	19,353
Identifiable intangible assets, net	16,824	16,990	12,737
Goodwill	347,097	342,940	316,120
Total assets	$887,422	$860,878	$849,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$9,035	$22,150	$4,263
Accounts payable and accrued expenses	119,604	96,029	116,965
Income taxes payable	14,878	8,838	4,747
Total current liabilities	143,517	127,017	125,975
Long-term debt	255,648	258,418	258,008
Other long-term liabilities	73,049	70,738	70,765
Total liabilities	472,214	456,173	454,748

Minority interest	7,893	7,531	7,880

Total shareholders’ equity	407,315	397,174	386,780
Total liabilities and shareholders’ equity	$887,422	$860,878	$849,408

NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended	Six Months Ended March 31,
	March 31, 2005	2005	2004
Cash flows from operating activities
Net income	$9,685	$19,387	$2,502
Net charges included in operations not requiring funds	12,892	28,159	26,412
Changes in operating assets and liabilities, excluding impact of business acquisitions
Change in accounts receivable, net	(14,372)	(34,504)	(39,986)
Change in accounts payable and accrued expenses	28,909	10,475	79,671
Other, net	537	(8,330)	(33,384)
Net cash provided by operating activities	37,651	15,187	35,215

Cash flows from investing activities
Capital expenditures	(10,408)	(23,133)	(16,545)
Business acquisitions	(7,011)	(46,900)	(3,969)
Other, net	—	(2,004)	(33,432)
Net cash used by investing activities	(17,419)	(72,037)	(53,946)

Cash flows from financing activities
Net borrowings against revolving credit facility	(13,000)	4,000	—
Repayment of long-term debt	(1,070)	(2,399)	(556,285)
Proceeds from issuance of long-term debt, net of debt issuance costs	—	—	465,804
Distributions of cash to GHC	—	—	(63,154)
Funds received from GHC for debt financing	—	—	135,885
Other	62	642	(4,907)
Net cash provided (used) by financing activities	(14,008)	2,243	(22,657)

Net increase (decrease) in cash and cash equivalents	6,224	(54,607)	(41,388)
Cash and cash equivalents at beginning of period	21,092	81,923	132,726
Cash and cash equivalents at end of period	$27,316	$27,316	$91,338

NEIGHBORCARE, INC.

EARNINGS OUTLOOK FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2005

(Unaudited, in thousands except per share amounts)

Reconciliation of net income to Adjusted EBITDA

FY2005E

Net income	$43,309
Add back:
Unusual charge	1,400
Strategic planning, severance and other operating items	455
Takeover defense expenses	1,557
Income taxes	29,080
Depreciation and amortization	33,743
Interest expense	18,556
Other expense	4,300
Adjusted EBITDA	$132,400

Reconciliation of net income to adjusted net income and EPS to adjusted EPS

	$	Per Share
Net income	$43,309	$0.97
Add back:
Unusual charge	1,400	0.03
Strategic planning, severance and other operating items	455	0.01
Takeover defense expenses	1,557	0.03
Tax impact of adjustments	(1,365)	(0.03)
Adjusted net income	$45,356	$1.02